Exhibit 99.1
Astronics Corporation × 130 Commerce Way × East Aurora, NY × 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports First Quarter 2010 Results
•	Net Income of $3.4 million, up $2.0 million from 2009 first quarter

•	Revenue of $46.9 million compared with $50.0 million last year

•	First quarter bookings total $54.3 million
EAST AURORA, NY, May 5, 2010 — Astronics Corporation (NASDAQ: ATRO), a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries, today reported financial results for the first quarter of 2010.
First Quarter Operating Results

	Three Months Ended		Increase/(Decrease)
(in millions)	April 3, 2010	April 4, 2009	$	%
Sales	$46.9	$50.0	$(3.1)	(6.2)%
Gross profit	$11.5	$8.5	$3.0	35.4%
Gross margin	24.6%	17.1%
SG&A	$5.5	$6.1	$(0.6)	(9.9)%
SG&A percent to sales	11.6%	12.1%
Income from Operations	$6.1	$2.5	$3.6	146.7%
Operating margin	13.0%	4.9%
Net Income	$3.4	$1.4	$2.0	142.7%
Sales in the first quarter of 2010 were $46.9 million, down $3.1 million, or 6.2%, from the prior year period. The 2010 first quarter included sales for Astronics’ DME subsidiary for the entire period while the 2009 first quarter included DME sales for a nine week period. Astronics acquired DME on January 30, 2009. The Company reported net income in the first quarter of 2010 of $3.4 million, or $0.31 per diluted share, compared with net income of $1.4 million, or $0.13 per diluted share, in the same period of last year. Consolidated bookings in the first quarter totaled $54.3 million, an increase of 76% over the first quarter of 2009.
The improved margins were a result of higher margins in our Aerospace segment as leverage was achieved from increased sales volumes and reductions to our cost structure, as well as a favorable sales mix compared with the first quarter of last year. Also contributing to the margin expansion was reduced amortization expense on purchased intangibles of $0.5 million and the reduction of our estimated warranty liability of $0.7 million, both in our Test Systems segment.

Engineering and development (E&D) costs were relatively flat at $7.1 million and $7.4 million in the first quarter of 2010 and 2009, respectively.
The $0.6 million decrease in selling, general and administrative (SG&A) expense in the first quarter of 2010 compared with last year’s first quarter was primarily due to approximately $0.5 million in higher amortization of purchased intangible assets for the acquired DME business in 2009.
Peter J. Gundermann, President and Chief Executive Officer of Astronics, commented “First quarter results provided a strong start for 2010. Demand was higher than expected, especially for our in-seat power products, and our aggressive cost cutting over the last year drove solid margins. We are also encouraged with the bookings level which gives us increased confidence for the rest of the year.”
First quarter Review: Aerospace Segment (refer to sales by market and segment data in accompanying tables)
Sales for the Aerospace segment were $43.2 million in the first quarter of 2010, up $1.4 million, or 3%, compared with the 2009 first quarter. The 19% sales increase to the commercial transport market was a result of increased volume due in part to the timing of shipments and in part to a general improvement of the commercial transport market, as airlines increased their procurement and installation of in-flight entertainment and in-seat power systems. Sales to the business jet market were 20% below last year’s first quarter due to reduced volumes, as the business jet manufacturers’ build rates were lower than last year and demand for our products decreased. Military sales fell 14% primarily as a result of the conclusion of shipments of our power conditioning unit for the Tactical Tomahawk missile in the third quarter of 2009 and lower shipment rates for lighting products.
Aerospace operating profit for the first quarter of 2010 was $6.7 million, or 15.6% of sales, compared with $3.4 million, or 8.1% of sales, in the same period last year. Margin improvement was due to the leverage provided on the increased sales volume, the effect of cost reductions and favorable product mix.
Bookings for the Aerospace segment were $50.7 million, up significantly from $28.0 million in the first quarter of 2009.
First quarter Review: Test Systems Segment (refer to sales by market and segment data in accompanying tables)
Sales for the Test Systems segment were $3.7 million in the first quarter of 2010 compared with $8.2 million in the first quarter of 2009. The decrease in the Test Systems segment sales reflected the low rate of new orders received during the past year and the resulting low backlog level.
Operating profit was $0.2 million, or 5.0% of sales, in the first quarter of 2010, compared with $0.2 million, or 2.4% of sales, in the first quarter of 2009. Amortization costs decreased by $0.5 million compared with the same quarter last year and savings have been realized through cost reductions. Additionally, the first quarter 2010 operating profit reflected a reduction in estimated warranty liability of $0.7 million.
Test Systems bookings in the first quarter were $3.6 million compared with $2.8 million in the first quarter of 2009.
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Balance Sheet
At April 3, 2010, the cash balance was $12.7 million compared with $14.9 million at December 31, 2009. The Company has availability of approximately $32 million at April 3, 2010 from its revolving credit facility.
Cash generated from operations during the first quarter of 2010 was $1.6 million compared with cash generated from operations of $2.9 million in the 2009 first quarter. Higher net income was offset by increased investment in net working capital components. Capital expenditures in the quarter were $0.9 million and payments made to reduce long-term debt during the quarter were $3.1 million. The Company expects capital spending in 2010 to be approximately $2.5 million to $3.5 million.
Outlook
Backlog at April 3, 2010 was $92.8 million, above backlog at the end of the fourth quarter of 2009 of $85.4 million and down from backlog at the end of the first quarter of 2009 of $111.7 million. Approximately $71 million of total backlog is expected to ship by the end of 2010 and approximately $79 million of total backlog is expected to ship in the next 12 months.
Mr. Gundermann stated, “We are off to a better start to the year than we anticipated, but are not ready to increase our revenue guidance for 2010. Aerospace has had a better start than expected, while Test Systems is off to a somewhat slower start. We continue to expect that sales for the year will be in the range of $170 to $190 million.”
Astronics anticipates that approximately $145 million to $155 million of projected 2010 revenue will be from the Aerospace segment, while approximately $25 million to $35 million will be from the Test Systems segment.
First quarter 2010 Webcast and Conference Call
The Company will host a teleconference at 1:00 p.m. ET today. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by dialing (201) 689-8562 and entering conference ID number 348533. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (201) 612-7415 and enter conference ID number 348533 and account number 3055. The telephonic replay will be available from 4:00 p.m. on the day of the call until 11:59 p.m. ET, Wednesday, May 12, 2010. A transcript will also be posted to the Company’s Web site, once available.
ABOUT ASTRONICS CORPORATION
Astronics Corporation is a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, DME Corporation, Astronics Advanced Electronic Systems Corp. and Luminescent Systems Inc., have a reputation for high quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.Astronics.com.
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For more information on Astronics and its products, visit its website at www.Astronics.com.
Safe Harbor Statement
This press release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expression. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace industry, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW.
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ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended
	4/3/2010	4/4/2009
Sales	$46,936	$50,015
Cost of products sold	35,390	41,485

Gross profit	11,546	8,530
Gross margin	24.6%	17.1%

Selling, general and administrative	5,466	6,065

Income from operations	6,080	2,465
Operating margin	13.0%	4.9%

Interest expense, net	599	424
Other income	(38)	(13)

Income before tax	5,519	2,054
Income tax expense	2,119	653

Net Income	$3,400	$1,401

Basic earnings per share:	$0.31	$0.13
Diluted earnings per share:	$0.31	$0.13

Weighted average diluted shares outstanding	10,966	10,768

Capital Expenditures	$875	$968
Depreciation and Amortization	$1,239	$1,740
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ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
(Unaudited, $ in thousands)

	4/3/2010	12/31/2009
ASSETS:
Cash and cash equivalents	$12,678	$14,949
Accounts receivable	30,831	30,560
Inventories	31,716	31,909
Other current assets	4,966	5,075
Property, plant and equipment, net	31,174	31,243
Other long-term assets	3,697	3,763
Deferred taxes long-term	7,916	8,131
Intangible assets	5,453	5,591
Goodwill	7,610	7,493

Total Assets	$136,041	$138,714

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current maturities of long term debt	$5,245	$6,238
Accounts payable and accrued expenses	20,960	23,398
Long-term debt	36,523	38,538
Other liabilities	9,285	10,427
Shareholders’ equity	64,028	60,113

Total Liabilities and Shareholders’ Equity	$136,041	$138,714

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended
	4/3/2010	4/4/2009

Sales
Aerospace	$43,190	$41,818
Test Systems	3,746	8,197

Total Sales	$46,936	$50,015

Operating Profit and Margins
Aerospace	$6,742	$3,395
	15.6%	8.1%
Test Systems	187	198
	5.0%	2.4%

Total Operating Profit	6,929	3,593
	14.8%	7.2%

Corporate Expenses and Other	(849)	(1,128)

Income from Operations	$6,080	$2,465
	13.0%	4.9%

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ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			2010
	4/3/2010	4/4/2009	% change	YTD %

Aerospace Segment
Commercial Transport	$27,445	$23,006	19%	58%
Military	8,398	10,486	-20%	18%
Business Jet	5,592	6,522	-14%	12%
FAA/Airport	1,755	1,804	-3%	4%

Aerospace Total	$43,190	$41,818	3%	92%

Test Systems Segment
Military	$3,746	$8,197	-54%	8%

Total	$46,936	$50,015	-6%	100%

ASTRONICS CORPORATION
SALES BY PRODUCT
(Unaudited, $ in thousands)

	Three Months Ended			2010
	4/3/2010	4/4/2009	% change	YTD %

Aerospace Segment
Cabin Electronics	$21,496	$16,502	30%	46%
Aircraft Lighting	15,733	18,051	-13%	33%
Airframe Power	4,206	5,461	-23%	9%
Airfield Lighting	1,755	1,804	-3%	4%

Aerospace Total	$43,190	$41,818	3%	92%

Test Systems Segment	$3,746	$8,197	-54%	8%

Total	$46,936	$50,015	-6%	100%

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ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)

	Q1	Q2	Q3	Q4	Q1
	2009*	2009	2009	2009	2010
	4/4/2009	7/4/2009	10/3/2009	12/31/2009	4/3/2010
Sales
Aerospace	$41,818	$38,216	$38,958	$36,613	$43,190
Test Systems	8,197	8,808	9,628	8,963	3,746

Total Sales	$50,015	$47,024	$48,586	$45,576	$46,936

Bookings
Aerospace	$28,016	$34,605	$40,135	$29,270	$50,668
Test Systems	2,798	6,168	3,932	743	3,634

Total Bookings	$30,814	$40,773	$44,067	$30,013	$54,302

Backlog
Aerospace	$85,418	$81,807	$82,983	$75,639	$83,116
Test Systems	26,311	23,671	17,974	9,755	9,644

Total Backlog	$111,729	$105,478	$100,957	$85,394	$92,760

Book:Bill
Aerospace	0.67	0.91	1.03	0.80	1.17
Test Systems	0.34	0.70	0.41	0.08	0.97

Total Book:Bill	0.62	0.87	0.91	0.66	1.16

*	On January 30, 2009, Astronics acquired DME Corporation, including backlog of $10,172 for Aerospace and $31,710 for Test Systems.